Exhibit 99.2

Investor Relations Contact:	Public Relations Contact:
Randi Paikoff Feigin Tel: 408-745-2371 randi@juniper.net	Kathy Durr Tel: 408-745-5058 kdurr@juniper.net

Juniper Networks Announces Common Stock Repurchase Program of up to $1 Billion

SUNNYVALE, Calif., July 19, 2004 — Juniper Networks, Inc. (Nasdaq: JNPR) announced today that its board of directors approved a new stock repurchase program which enables the Company to purchase up to $1 billion of the company’s common stock.

“Our commitment to our shareholders is to continue to grow revenue, earnings and cash and as a result enhance the long term value of Juniper,” commented Scott Kriens, chairman and CEO, Juniper Networks. “Consistent with that commitment the Board of Directors has concluded that a significant stock repurchase program is appropriate.”

Purchases under this plan will be subject to a review of the circumstances in place at the time, and will not be implemented until after the Company has filed its Form 10-Q for the period ending June 30, 2006, which as separately announced today, will likely be delayed.

Acquisitions under the share repurchase program will be made from time to time in private transactions or open market purchases as permitted by securities laws and other legal requirements. The program may be discontinued at any time.

This news release contains forward-looking statements about Juniper’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict, including, but not limited to, changes in the market price of the Company’s common stock and changes in the Company’s financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Juniper undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Juniper Networks, Inc.

Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications. Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.